Exhibit 99.2
FORM OF LETTER TO STOCKHOLDERS WHO ARE RECORD HOLDERS
BIOMIMETIC THERAPEUTICS, INC.
2,000,000 Shares of Common Stock
Offered Pursuant to Rights Distributed to Stockholders of BioMimetic Therapeutics, Inc.
, 2009
THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON JUNE 15, 2009, UNLESS EXTENDED BY BIOMIMETIC THERAPEUTICS, INC.
Dear Stockholder:
     This notice is being distributed by BioMimetic Therapeutics, Inc. (the “Company”) to all holders of record of its common stock, par value $0.001 per share (the “Common Stock”), as of 5:00 p.m., New York time, on April 21, 2009 (the “Record Date”), in connection with an offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock. The Rights, the Rights Offering and the Common Stock are described in the Company’s enclosed Prospectus, dated      , 2009 (the “Prospectus”).
     In the Rights Offering, the Company is offering an aggregate of 2,000,000 shares of its Common Stock, as described in the Prospectus.
     You will receive one Right for each share of Common Stock owned as of the Record Date. Each Right will entitle you to purchase            shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $8.50 per share (the “Subscription Price”). In addition, each holder of Rights that exercises its Basic Subscription Privilege in full will be eligible to purchase any portion of the shares of Common Stock not purchased by other stockholders of the Company through the exercise of their Basic Subscription Privilege at the same Subscription Price of $8.50 per share (the “Over-Subscription Privilege”). If over-subscription requests exceed the number of shares of Common Stock available for purchase in the rights offering, the Company will allocate the available shares of Common Stock pro rata among each stockholder that exercises the Over-Subscription Privilege in proportion to the number of shares of Common Stock owned by such stockholder on the Record Date, relative to the number of shares owned on the Record Date by all stockholders exercising the Over-Subscription Privilege. Fractional Rights or cash in lieu of fractional rights will not be issued in the Rights Offering. Fractional shares will be rounded down to the nearest whole number.
     The Rights will expire if they are not exercised by 5:00 p.m., New York time, on June 15, 2009, unless the Company extends the Rights Offering period as described in the Prospectus (such date and time, as it may be extended, the “Expiration Date”). All exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.
     Your Rights will be evidenced by the accompanying non-transferable subscription rights certificate (the “Subscription Rights Certificate”) registered in your name(s) which, if not exercised, will cease to have any value as of the Expiration Date.
     Enclosed are copies of the following documents:
1.	The Prospectus;

2.	Your Subscription Rights Certificate;

3.	Instructions as to Use of the Company’s Subscription Rights Certificates; and

4.	A return envelope addressed to American Stock Transfer & Trust Company, the subscription agent.

     Your prompt action is requested. To exercise your Rights, you should properly complete and sign the Subscription Rights Certificate and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Subscription Privilege, to the subscription agent prior to the Expiration Date, as indicated in the Prospectus. The subscription agent must receive the Subscription Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.
     Additional copies of the enclosed materials may be obtained from The Altman Group, the information agent. The information agent’s telephone number is (866) 796-7176. Any questions or requests for assistance concerning the Rights Offering should be directed to The Altman Group, the information agent.
     As always, thank you for your investment in, and continued support of, BioMimetic Therapeutics, Inc.

Very truly yours,

BIOMIMETIC THERAPEUTICS, INC.